                                                                  Exhibit 4.4(c)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


          This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of May 11, 1998 (the "Agreement"), is entered into between Telephone and Data Systems, Inc., an Iowa corporation ("TDS Iowa") and Telephone and Data Systems, Inc., a Delaware corporation ("TDS Delaware").

                              W I T N E S S E T H:

          WHEREAS, TDS Iowa, BankBoston N.A. (formerly known as The First National Bank of Boston), as Agent and Arranger, LaSalle National Bank and Toronto Dominion (Texas), Inc., as Co-Agents, and the financial institutions named therein (individually, a "Bank" and collectively, the "Banks") are parties to a Revolving Credit Agreement, dated as of June 7, 1996, as amended on June 2, 1997 (the "Credit Agreement"), relating to the borrowing, repaying and reborrowing from time to time by TDS Iowa of loans up to a maximum aggregate principal amount outstanding at any one time equal to the aggregate amount of the Banks' commitments (the "Loans"); and

          WHEREAS, capitalized terms herein, not otherwise defined, shall have the same meanings given them in the Credit Agreement; and

          WHEREAS, Section 6.3(b) of the Credit Agreement provides that an agreement may be entered into by TDS Iowa, to evidence the succession of another corporation to the capacity of Borrower under the Credit Agreement and the assumption by such successor corporation of the covenants, conditions and obligations of TDS Iowa; and

          WHEREAS, TDS Iowa and TDS Delaware are entering into this Agreement to recognize the merger (the "Merger") of TDS Iowa with and into TDS Delaware, with TDS Delaware as the surviving corporation; and

          WHEREAS, the Merger will be consummated for the sole purpose of reincorporating TDS Iowa from Iowa to Delaware, and will not result in any change in its name, business, management, assets or liabilities; and

          WHEREAS, all things necessary to make this Agreement a valid agreement of TDS Iowa and TDS Delaware have been done.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, the parties hereto agree as follows:

          Section 1. SUCCESSION OF TDS IOWA BY TDS DELAWARE

          Subject to the effectiveness of the Merger:

          (a) TDS Delaware, as successor to TDS Iowa, hereby expressly assumes the due and punctual payment of the principal of and interest on all of the Loans and the due and punctual performance and observance of all of the covenants, conditions and other obligations of the Credit Agreement and the Notes to be performed or observed by TDS Iowa as Borrower; and

          (b) TDS Delaware shall succeed to, and be substituted for, and may exercise every right and power of, TDS Iowa under the Credit Agreement with the same effect as if TDS Delaware had been originally named as the Borrower therein.

          Section 2. REPRESENTATIONS AND WARRANTIES.

          TDS Iowa and TDS Delaware hereby jointly and severally represent and warrant to the Banks and the Agent that, as of the date hereof and immediately prior to and after giving effect to the Merger:

          (a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement, (i) were true and correct in all material respects when made, and
(ii) except to the extent such representations and warranties by their terms are made solely as of a prior date or by their terms relate specifically to the Borrower's status as an Iowa corporation, continue to be true and correct in all material respects.

          (b) Authority, Etc. The execution and delivery by each of TDS Iowa and TDS Delaware of this Assignment and Assumption Agreement, and the performance by TDS Delaware, as the Borrower under the Credit Agreement after giving effect to the Merger, of all of its agreements and obligations under the Credit Agreement
(i) are within the corporate authority of TDS Iowa and TDS Delaware, respectively, (ii) have been duly authorized by all necessary corporate proceedings by TDS Iowa and TDS Delaware, respectively, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which either TDS Iowa or TDS Delaware is subject, or any judgment, order, writ, injunction, license or permit applicable to TDS Iowa or TDS Delaware, and (iv) do not conflict with any provision of the corporate charter or by-laws of, or any agreement or other instrument binding upon, TDS Iowa or TDS Delaware.

          (c) Enforceability of Obligations. The Credit

Agreement constitutes the legal, valid and binding obligation of TDS Iowa as of the date hereof and immediately prior to the Merger, and of TDS Delaware immediately after giving effect to the Merger, in each case enforceable in accordance with its terms against TDS Iowa or TDS Delaware, in their respective capacities as the Borrower under the Credit Agreement, subject to the qualifications as to enforceability set forth in Section 4.1(c) of the Credit Agreement.

          (d) Absence of Defaults. No Default or Event of Default exists under the Credit Agreement.

          Section 3. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT

          (a) On and after the date of this Agreement, each reference in the Credit Agreement to "hereunder," "hereof," or "herein" shall mean and be a reference to the Credit Agreement as supplemented by this Agreement.

          (b) The Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

          (c) All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

          (d) This Agreement shall be effective at the time the Merger is effective, subject to no Default or Event of Default existing under the Credit Agreement at such time.

          Section 4. GOVERNING LAW

          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction which govern the Credit Agreement and its construction.

          Section 5. COUNTERPARTS AND METHOD OF EXECUTION

          This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.

          Section 6. SECTION TITLES

          Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.


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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.


                                   TELEPHONE AND DATA SYSTEMS, INC.,
                                   an Iowa Corporation

[Corporate Seal]
                                   By:  /s/ LEROY T. CARLSON, JR.
                                        ----------------------------------
                                        LeRoy T. Carlson, Jr.
                                        President

Attest:


/s/ MICHAEL G. HRON
-----------------------------
Michael G. Hron
Secretary

                                   TELEPHONE AND DATA SYSTEMS, INC.,
                                   a Delaware Corporation

[Corporate Seal]
                                   By:  /s/ LEROY T. CARLSON, JR.
                                        ----------------------------------
                                        LeRoy T. Carlson, Jr.
                                        President

Attest:


/s/ MICHAEL G. HRON
-----------------------------
Michael G. Hron
Secretary



Accepted and Acknowledged:

BANKBOSTON, N.A., as Agent
for the Banks referred to herein



By:  /s/ JULIE V. JALELIAN
     ------------------------
     Name:  Julie V. Jalelian
     Title: Director


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